Sterling Reports Fourth Quarter and Full Year 2022 Results

New company records for annual Revenue, GAAP Net Income, Adjusted EBITDA, and Adjusted Net Income

Enhanced capital structure through a debt refinancing with a new 5-year, $700 million credit facility

Announced two acquisitions since year end: Latin America-based Socrates and U.S.-based A-Check Global

NEW YORK, March 2, 2023 (GLOBENEWSWIRE) – Sterling Check Corp. (NASDAQ: STER) (“Sterling” or “the Company”) a leading global provider of technology-enabled background and identity verification services, today announced financial results for the fourth quarter and full year ended December 31, 2022.
Full Year 2022 Highlights

All results compared to prior-year period.

•New company records for annual Revenue, GAAP Net Income, Adjusted EBITDA, and Adjusted Net Income driven by all four organic revenue growth drivers including growth from new clients of 9%.

•Revenues increased 19.5% year-over-year to $766.8 million. Organic constant currency revenue growth was 14.4% and inorganic revenue growth was 6.5%.

•GAAP net income was $19.4 million, or $0.20 per diluted share, compared to GAAP net loss of ($18.5 million), or a net loss of ($0.21) per diluted share, for the prior year period.

•Adjusted EBITDA increased 10.8% year-over-year to $198.5 million. Adjusted EBITDA Margin decreased 200 bps year-over-year to 25.9%.

•Adjusted Net Income increased 15.5% year-over-year to $106.5 million. Adjusted Earnings Per Diluted Share increased 11.3% year-over-year to $1.08 per diluted share.

Fourth Quarter 2022 Highlights

All results compared to prior-year period.

•Revenues decreased 2.1% year-over-year to $169.9 million. Organic constant currency revenue decreased 4.3% and inorganic revenue growth was 3.8%.

•GAAP net loss was ($7.7 million), or a net loss of ($0.08) per diluted share, compared to GAAP net income of $2.7 million, or $0.03 per diluted share, in the prior year period.

•Adjusted EBITDA decreased 6.2% year-over-year to $41.3 million. Adjusted EBITDA margin decreased 110 bps year-over-year to 24.3%.

•Adjusted Net Income decreased 9.3% year-over-year to $20.5 million. Adjusted Earnings Per Diluted Share decreased 8.7% year-over-year to $0.21 per diluted share.

•Enhanced capital structure through a debt refinancing with a new 5-year, $700 million credit facility providing an extended debt maturity profile, greater credit capacity, and a lower interest rate spread. Enhanced capital allocation flexibility through authorization of a $100 million share repurchase program.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share - diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.

Josh Peirez, Sterling CEO, said, “I am proud of our company’s results for 2022, delivering a record year of revenue, Adjusted EBITDA, and Adjusted Net Income. We grew our revenues by 14% on an organic constant currency basis, well ahead of our long-term 9-11% target, driven by strong performance in new client wins, cross-sell and up-sell, and gross revenue retention. In the fourth quarter, our revenue growth and margins were impacted by headwinds in our base business caused by macroeconomic uncertainty and tougher year-over-year comparables. Nevertheless, we are executing strongly on the items within our control, both on the top line and in enhancing our profitability. We are excited about our continued ability to win market share and grow revenue from existing clients profitably through our focus on customer service, innovation, and technology.

“Moreover, with the successful integration of EBI now complete ahead of schedule, we were pleased to announce thus far in 2023 two M&A deals which are highly complementary to our core strategy and represent attractive sources of value creation. The acquisition of Socrates expands our geographic presence in Latin America, allowing us to serve the rapidly growing regional hiring needs of both multi-national and local clients. The acquisition of A-Check Global represents a high-quality, U.S.-based tuck-in deal which grows our market share by adding a blue chip, enterprise-level client base that will further benefit from Sterling’s global solutions and unrivaled client service.

“I am very proud of our team for driving the Company’s strong results in 2022 despite a volatile macroeconomic environment, and I am excited about the direction of our company in 2023 and beyond.”

Full Year 2022 Results

	Year Ended December 31,
	2021	2022	Change
(in thousands, except per share data and percentages)
Revenues	$641,884	$766,782	19.5%
Net (loss) income	$(18,527)	$19,410	204.8%
Net (loss) income margin	(2.9)%	2.5%	540 bps
Net (loss) income per share - diluted	$(0.21)	$0.20	195.2%
Adjusted EBITDA(1)	$179,184	$198,503	10.8%
Adjusted EBITDA Margin(1)	27.9%	25.9%	(200) bps
Adjusted Net Income(1)	$92,232	$106,545	15.5%
Adjusted Earnings Per Share - diluted(1)	$0.97	$1.08	11.3%
_________________________
(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share - diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.

Revenue for full year 2022 was $766.8 million, an increase of $124.9 million, or 19.5%, as compared to $641.9 million for full year 2021. Revenue growth in full year 2022 included 14.4% organic constant currency revenue growth and 6.5% inorganic revenue growth from the acquisition of Employment Background Investigations, Inc. (“EBI”), partially offset by a 1.4% decrease due to the impact of fluctuations in foreign exchange currency rates. The organic increase in revenue was primarily driven by strong growth from new clients and up-sell and cross-sell.

Fourth Quarter 2022 Results

	Three Months Ended December 31,
	2021	2022	Change
(in thousands, except per share data and percentages)
Revenues	$173,629	$169,920	(2.1)%
Net income (loss)	$2,704	$(7,700)	(384.8)%
Net income (loss) margin	1.6%	(4.5)%	(610) bps
Net income (loss) per share - diluted	$0.03	$(0.08)	(366.7)%
Adjusted EBITDA(1)	$44,049	$41,297	(6.2)%
Adjusted EBITDA Margin(1)	25.4%	24.3%	(110) bps
Adjusted Net Income(1)	$22,584	$20,474	(9.3)%
Adjusted Earnings Per Share - diluted(1)	$0.23	$0.21	(8.7)%
_________________________
(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share - diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.

Revenue for the fourth quarter of 2022 was $169.9 million, a decrease of $3.7 million, or 2.1%, as compared to $173.6 million in the fourth quarter of 2021. The revenue decrease in the fourth quarter of 2022 included a 4.3% organic constant currency revenue decrease and a 1.6% decrease due to the impact of fluctuations in foreign exchange currency rates, partially offset by 3.8% inorganic revenue growth from the acquisition of EBI. The organic decrease in revenue was driven by a decrease in base business with existing clients, which offset growth from new clients and up-sell and cross-sell.

Balance Sheet and Cash Flow

On November 29, 2022, the Company refinanced its then existing credit agreement and entered into a new credit agreement, maturing on November 29, 2027, that provides for aggregate principal borrowings of $700.0 million, consisting of $300.0 million aggregate principal amount of term loans and a $400.0 million revolving credit facility. The new facility extends the Company’s debt maturity profile, increases the Company’s credit capacity, and is expected to reduce the Company’s interest expense. As of December 31, 2022, borrowings outstanding under the facility totaled $505.5 million with availability for borrowings under the revolving credit facility totaling $194.5 million. Furthermore, on February 28, 2023, the Company entered into an interest rate hedging arrangement to fix the facility’s interest rate on $300 million of notional principal. The Company ended the fourth quarter of 2022 with cash and cash equivalents of $103.1 million, compared to $48.0 million at the end of 2021. The Company ended the fourth quarter of 2022 with a net leverage ratio of 2.0x net debt to Adjusted EBITDA, compared to 2.6x at the end of 2021.

For the twelve months ended December 31, 2022, the Company generated net cash provided by operating activities of $104.3 million, compared to $68.6 million in the previous period, an increase of 52% year-over-year. Purchases of property and equipment in the twelve months ended December 31, 2022 totaled $4.5 million, compared to $3.2 million in the previous period. For the twelve months ended December 31, 2022, Cash flow From financing activities included the usage of $14.0 million to repurchase shares of the Company’s common stock. As of December 31, 2022, the Company had $86.0 million remaining under its existing $100 million share repurchase authorization.

Full Year 2023 Guidance

The Company is providing guidance for full year 2023 as detailed below. The following forward-looking statements reflect the Company’s expectations as of today’s date. Actual results may differ materially.

(dollars in millions)	2023 Guidance - March 2, 2023
	Amount	Year-over-year growth

Revenues	$760 - $800	(1.0)% - 4.0%
Adjusted EBITDA	$198 - $218	0.0% - 10.0%
Adjusted Net Income	$106 - $121	0.0% - 14.0%

The Company’s full-year 2023 guidance ranges reflect expectations that existing macroeconomic conditions will continue through the year and the Company’s results improve through the year.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures “organic constant currency revenue growth,” “Adjusted EBITDA” and “Adjusted Net Income” to their most directly comparable GAAP financial measure because it is impractical to forecast certain items without unreasonable efforts due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of and the periods in which such items may be recognized.

Conference Call Details

The Company will hold a conference call to discuss the fourth quarter of 2022 financial results today, March 2, 2023 at 8:30 AM Eastern Time.

Participants may access the conference call by dialing 1-844-200-6205 (U.S.) or +1-929-526-1599 (outside the U.S.) and using conference code 673805 approximately ten minutes before the start of the call. A live audio webcast of the conference call, together with related presentation materials, will also be available on the Company’s investor relations website at https://investor.sterlingcheck.com under “News & Events”.

A replay, along with the related presentation materials, will be available after the conclusion of the call on the Company’s investor relations website under “News & Events” or by dialing 1-866-813-9403 (U.S.) or +1-929-458-6194 (outside the U.S.), access code 144594. The telephone replay will be available through Thursday, March 16, 2023.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it is intended that all forward-looking statements that we make will be subject to the safe harbor protections created thereby. Forward-looking statements can be identified by forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements that address guidance, outlook, targets, market trends or projections about the future, and statements regarding the Company’s expectations, beliefs, plans, strategies, objectives, prospects or assumptions, or future events or performance, contained in this release are forward-looking statements. The Company has based these forward-looking statements on current expectations, assumptions, estimates and projections. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Sterling’s control. These and other important factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly the Company’s most recently filed Annual Report on Form 10-K, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements, or could affect Sterling’s share price. The forward-looking statements contained in this release are not guarantees of future performance and actual results of operations, financial condition, and liquidity, and the development of the industry in which the Company operates, may differ materially from the forward-looking statements contained in this release. Any forward-looking statement made in this release speaks only as of the date of such statement. Except as required by law, Sterling does not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Non-GAAP Financial Information

This report contains “non-GAAP financial measures,” which are financial measures that are not calculated and presented in accordance with GAAP.
Specifically, the Company makes use of the non-GAAP financial measures “organic constant currency revenue growth”, “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” “Adjusted Earnings Per Share” and “Adjusted Free Cash Flow” to assess the performance of its business.
Organic constant currency revenue growth is calculated by adjusting for inorganic revenue growth, which is defined as the impact to revenue growth in the current period from merger and acquisition (“M&A”) activity that has occurred over the past twelve months, and converting the current period revenue at foreign currency exchange rates consistent with the prior period. For the years ended December 31, 2021 and 2022, we have provided the impact of revenue from the acquisition of EBI in November 2021. We present organic constant currency revenue growth because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance; however, it has limitations as an analytical tool, and you should not consider such a measure either in isolation or as a substitute for analyzing our results as reported under GAAP. In particular, organic constant currency revenue growth does not reflect M&A activity or the impact of foreign currency exchange rate fluctuations.
Adjusted EBITDA is defined as net income (loss) adjusted for (benefit) provision for income taxes, interest expense, depreciation and amortization, stock-based compensation, transaction expenses related to the IPO and one-time public company transition expenses, M&A activity, optimization and restructuring, technology transformation costs, foreign currency (gains) and losses and other costs affecting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue for the applicable period. We present Adjusted EBITDA and Adjusted EBITDA Margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and our board of directors use Adjusted EBITDA and Adjusted EBITDA Margin to evaluate the factors and trends affecting our business to assess our financial performance and in preparing and approving our annual budget and believe they are helpful in highlighting trends in our core operating performance. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and should not be considered in isolation or as substitutes for our results as reported under U.S. GAAP. Adjusted EBITDA excludes items that can have a significant effect on our profit or loss and should, therefore, be considered only in conjunction with net income (loss) for the period. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.
Adjusted Net Income is a non-GAAP profitability measure. Adjusted Net Income is defined as net income (loss) adjusted for amortization of acquired intangible assets, stock-based compensation, transaction expenses related to the IPO and one-time public company transition expenses, M&A activity, optimization and restructuring, technology transformation costs, and certain other costs affecting comparability, adjusted for the applicable tax rate. Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares for the applicable period. We present Adjusted Net Income and Adjusted Earnings Per Share because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding certain material non-cash items and unusual items that we do not expect to continue at the same level in the future.
Our management believes that the inclusion of supplementary adjustments to net income (loss) applied in presenting Adjusted Net Income provide additional information to investors about certain material non-cash items and about items that we do not expect to continue at the same level in the future. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under U.S. GAAP.
Adjusted Free Cash Flow is defined as Net Cash provided by (used in) Operating Activities minus purchases of property and equipment and purchases of intangible assets and capitalized software. For the year ended December 31, 2021, Adjusted Free Cash Flow reflects adjustments for one-time, cash non-operating expenses related to the IPO. We present Adjusted Free Cash Flow because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding certain material non-recurring, non-operating cash items that we do not expect to continue at the same level in the future. Adjusted Free Cash Flow has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under U.S. GAAP.

About Sterling

Sterling—a leading provider of background and identity services—offers background and identity verification to help over 50,000 clients create people-first cultures built on foundations of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 110 million searches in the twelve months ended December 31, 2022.

Contacts

Investors
Judah Sokel
judah.sokel@sterlingcheck.com

Media
Angela Stelle
angela.stelle@sterlingcheck.com

CONSOLIDATED FINANCIAL STATEMENTS
STERLING CHECK CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands except share and per share data)	2021	2022	2021	2022

REVENUES	$173,629	$169,920	$641,884	$766,782
OPERATING EXPENSES:
Cost of revenues (exclusive of depreciation and amortization below)	87,357	92,729	313,155	407,683
Corporate technology and production systems	11,888	11,681	44,323	50,487
Selling, general and administrative	45,506	48,829	198,700	175,459
Depreciation and amortization	20,871	16,542	82,064	73,140
Impairments of long-lived assets	334	203	3,274	1,008
Total operating expenses	165,956	169,984	641,516	707,777
OPERATING INCOME (LOSS)	7,673	(64)	368	59,005
OTHER EXPENSE (INCOME):
Interest expense, net	8,016	8,828	30,857	29,547
Gain (loss) on interest rate swaps	(168)	—	31	(297)
Other income	(498)	(612)	(1,532)	(2,034)
Loss on extinguishment of debt	—	3,673	—	3,673
Total other expense, net	7,350	11,889	29,356	30,889
INCOME (LOSS) BEFORE INCOME TAXES	323	(11,953)	(28,988)	28,116
Income tax (benefit) provision	(2,381)	(4,253)	(10,461)	8,706
NET INCOME (LOSS)	$2,704	$(7,700)	$(18,527)	$19,410
Unrealized gain (loss) on hedged transactions, net of tax	53	—	(270)	—
Foreign currency translation adjustments, net of tax	277	2,985	(694)	(5,005)
Total other comprehensive income (loss)	330	2,985	(964)	(5,005)
COMPREHENSIVE INCOME (LOSS)	$3,034	$(4,715)	$(19,491)	$14,405

Net income (loss) per share attributable to stockholders
Basic	$0.03	$(0.08)	$(0.21)	$0.21
Diluted	$0.03	$(0.08)	$(0.21)	$0.20
Weighted average number of shares outstanding
Basic	93,963,227	94,080,123	90,218,386	94,052,435
Diluted	99,690,693	94,080,123	90,218,386	98,866,004

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except share and par value amounts)	2021	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$47,998	$103,095
Accounts receivable (net of allowance of $2,949 and $3,200 as of December 31, 2021 and 2022, respectively)	127,927	139,579
Insurance receivable	—	921
Prepaid expenses	12,510	13,433
Other current assets	11,563	13,654
Total current assets	199,998	270,682
Property and equipment, net	11,124	10,341
Goodwill	852,536	849,609
Intangible assets, net	297,146	241,036
Deferred income taxes	4,770	4,452
Operating leases right-of-use asset	—	20,084
Other noncurrent assets, net	6,685	11,050
TOTAL ASSETS	$1,372,259	$1,407,254
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Accounts payable	$31,127	$38,372
Litigation settlement obligation	—	4,165
Accrued expenses	67,971	67,047
Current portion of long-term debt	6,461	7,500
Operating leases liability, current portion	—	3,717
Other current liabilities	24,361	12,939
Total current liabilities	129,920	133,740
Long-term debt, net	499,107	493,990
Deferred income taxes	28,584	23,707
Long-term operating leases liability, net of current portion	—	16,835
Other liabilities	5,024	2,336
Total liabilities	662,635	670,608
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Preferred stock ($0.01 par value; 100,000,000 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 1,000,000,000 shares authorized, and 95,854,795 shares issued and 95,746,975 shares outstanding as of December 31, 2021; 97,765,120 shares issued and 96,717,883 shares outstanding as of December 31, 2022)	68	76
Additional paid-in capital	916,578	942,789
Common stock held in treasury (107,820 shares and 1,047,237 shares as of December 31, 2021 and 2022, respectively)	(897)	(14,859)
Accumulated deficit	(206,218)	(186,448)
Accumulated other comprehensive income (loss)	93	(4,912)
Total stockholders’ equity	709,624	736,646
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,372,259	$1,407,254

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2021	2022

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(18,527)	$19,410
Adjustments to reconcile net (loss) income to net cash provided by operations
Loss on extinguishment of debt	—	3,673
Depreciation and amortization	82,064	73,140
Deferred income taxes	(21,996)	(3,344)
Stock-based compensation	32,580	23,805
Impairments of long-lived assets	3,274	1,008
Provision for bad debts	1,169	877
Amortization of financing fees	471	453
Amortization of debt discount	3,262	1,675
Deferred rent	(1,621)	(226)
Unrealized translation gain on investment in foreign subsidiaries	(154)	(2,345)
Changes in fair value of derivatives	(7,422)	(4,102)
Excess payment on contingent consideration for acquisition	(1,159)	—
Changes in operating assets and liabilities
Accounts receivable	(40,086)	(11,184)
Insurance receivable	750	921
Prepaid expenses	(4,975)	(1,101)
Other assets	(3,181)	(4,515)
Accounts payable	12,950	7,885
Litigation settlement obligation	(750)	4,165
Accrued expenses	30,212	303
Other liabilities	1,744	(6,235)
Net cash provided by operating activities	68,605	104,263
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(3,234)	(4,498)
Purchases of intangible assets and capitalized software	(15,860)	(15,689)
Acquisition of EBI, net of cash acquired	(66,323)	—
Proceeds from disposition of property and equipment	41	51
Net cash used in investing activities	(85,376)	(20,136)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	2,483	2,416
Proceeds from issuance of common stock in IPO, net of underwriting discounts and commissions	102,638	—
Payments of initial public offering issuance costs	(7,890)	(225)
Capital contribution from certain stockholders	15,576	—
Payments of long-term debt	(113,147)	(510,340)
Proceeds from term loan borrowings	—	300,000
Repayments of revolving credit facility	—	(17,495)
Borrowings on revolving credit facility	—	222,989
Payments of debt issuance costs	—	(9,093)
Payment of contingent consideration for acquisition	(738)	(226)
Payments of finance lease obligations	(9)	(3)
Repurchases of common stock	—	(13,962)
Net cash used in financing activities	(1,087)	(25,939)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(777)	(3,091)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(18,635)	55,097
CASH AND CASH EQUIVALENTS
Beginning of period	66,633	47,998
Cash and cash equivalents at end of period	$47,998	$103,095

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for
Interest, net of capitalized amounts of $322 and $378, for the years ended December 31, 2021 and 2022, respectively	$30,782	$32,348
Income taxes	5,574	18,532
Offering costs included in accounts payable and accrued liabilities	225	—
Noncash investing activities
Purchases of property and equipment in accounts payable and accrued expenses	109	25
Noncash purchase price of business combinations	1,445	—

RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASURES

The following table reconciles revenue growth, the most directly comparable GAAP measure, to organic constant currency revenue growth for the three months and year ended December 31, 2022. For the three months and year ended December 31, 2022, we have provided the impact of revenue from the acquisition of EBI.

	Three Months Ended December 31,	Year Ended December 31,
	2022	2022
Reported revenue growth	(2.1)%	19.5%
Inorganic revenue growth(1)	3.8%	6.5%
Impact from foreign currency exchange(2)	(1.6)%	(1.4)%
Organic Constant Currency Revenue Growth	(4.3)%	14.4%
________________
(1) Impact to revenue growth in the current period from M&A activity that has occurred over the past twelve months.
(2) Impact to revenue growth in the current period from fluctuations in foreign currency exchange rates.

The following table reconciles net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA for the three months and years ended December 31, 2021 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
(dollars in thousands)
Net income (loss)	$2,704	$(7,700)	$(18,527)	$19,410
Income tax (benefit) provision	(2,381)	(4,252)	(10,461)	8,706
Interest expense, net	8,016	8,828	30,857	29,547
Depreciation and amortization	20,871	16,542	82,064	73,140
Stock-based compensation	5,344	6,381	32,580	23,805
Loss on extinguishment of debt	—	3,673	—	3,673
Transaction expenses(1)	4,292	4,902	43,046	11,493
Restructuring(2)	655	5,112	4,915	9,024
Technology Transformation(3)	3,950	3,728	13,088	16,794
Settlements impacting comparability(4)	468	3,106	468	3,319
(Gain) loss on interest rate swaps(5)	(168)	(1)	31	(297)
Other(6)	298	978	1,123	(111)
Adjusted EBITDA	$44,049	$41,297	$179,184	$198,503
Adjusted EBITDA Margin	25.4%	24.3%	27.9%	25.9%

______________________
(1)    Consists of transaction expenses related to M&A, associated earn-outs, investor management fees in connection with the Fourth Amended and Restated Management Services Agreement, dated December 3, 2019 (the “MSA”), costs related to the preparation of the IPO, one-time public company transition expenses and fees associated with financing transactions. For the three months ended December 31, 2021, costs included IPO related expenses of $2.3 million and $1.9 million in costs related to the EBI acquisition. For the three months ended December 31, 2022, costs included approximately $1.4 million of one-time public company transition expenses and approximately $3.4 million related to M&A activity for the acquisitions of EBI and Socrates. For the year ended December 31, 2021, IPO related expenses of $38.2 million included $16.8 million of contractual compensation payments to former executives (of which, $15.6 million was funded by certain stockholders), $7.5 million associated with the final settlement of fees in connection with the MSA and $13.9 million of professional fees and other related expenses. The year ended December 31, 2021 also includes $1.9 million in costs related to the acquisition of EBI, $1.4 million of earn-out and performance-based incentive payments associated with an acquisition in 2018 and $1.4 million of investor management fees in connection with the MSA, associated with the terms prior to the final settlement. For the year ended December 31, 2022, costs consisted primarily of $5.4 million of one-time public company transition expenses and expenses related to our credit agreement refinancing, and $6.1 million related to M&A activity for the acquisitions of EBI and Socrates.
(2) Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. During 2020, we executed an extensive restructuring program, significantly strengthening our management team and creating a client facing industry-specific Vertical organization. This program was completed by the end of 2020 and the final costs related to this program were incurred through the first quarter of 2021. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. For the three months ended December 31, 2021, costs include approximately $0.6 million pertaining to lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program. For the three months ended December 31, 2022, costs include approximately $4.8 million of restructuring-related severance charges as well as one-time consulting and other costs and approximately $0.2 million in expenses related to our real estate consolidation program, primarily due to the exit of EBI’s office. For the year ended December 31, 2021, costs include $0.5 million of restructuring-related executive recruiting and severance charges and $4.4 million of lease termination costs and write-offs on disposal of fixed assets related to our real estate consolidation program. For the year ended December 31, 2022, costs include approximately $6.9 million of restructuring-related severance and other charges.
(3) Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create a cloud-native enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was substantially completed as of December 31, 2022. For the three months ended December 31, 2021, investment related to Project Ignite was $3.5 million and additional investment made to modernize internal functions systems was $0.4 million. For the three months ended December 31, 2022, investment related to Project Ignite was $3.2 million and $0.5 million for decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform. For the years ended December 31, 2021 and 2022, investments related to Project Ignite were $12.7 million and $14.4 million, respectively. Additional investment made to modernize internal functional systems were $0.4 million in 2021. For the year ended December 31, 2022, $2.4 million related primarily to decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform.
(4) Consists of non-recurring settlements and the related legal fees impacting comparability. For the three months ended December 31, 2021, costs included settlement related to sales tax of $0.5 million. For the three months ended December 31, 2022, costs include $3.1 million, net of insurance recovery, for certain class action cases settled during the period. For the year ended December 31, 2021, costs include $0.5 million incurred in a settlement related to sales tax. For the year ended December 31, 2022, costs include legal settlements totaling $3.3 million, net of insurance recovery, for certain class action cases settled in the year. These sales tax costs and legal settlement related costs were discrete and non-recurring in nature, and we do not expect them to occur in future periods.
(5) Consists of gain (loss) on interest rate swaps. See Form 10-K “Part II. Item 7A. Quantitative and Qualitative Disclosures about Market Risk— Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information on interest rate swaps.
(6) Consists of loss (gain) on foreign currency transactions, impairment of capitalized software and other costs outside of the ordinary course of business. The following table summarizes these costs for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2021	2022	2021	2022
Other
Loss (gain) on foreign currency transactions	$109	$795	$1,425	$(294)
Impairment of capitalized software	$189	$183	$219	$183
Duplicate fulfillment charges	$—	$—	$(521)	$—
Total	$298	$978	$1,123	$(111)

The following table presents the calculation of Net Income (Loss) Margin and Adjusted EBITDA Margin for the three months and years ended December 31, 2021 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
(dollars in thousands)
Net income (loss)	$2,704	$(7,700)	$(18,527)	$19,410
Adjusted EBITDA	$44,049	$41,297	$179,184	$198,503
Revenues	$173,629	$169,920	$641,884	$766,782
Net income (loss) margin	1.6%	(4.5)%	(2.9)%	2.5%
Adjusted EBITDA Margin	25.4%	24.3%	27.9%	25.9%

The following tables reconcile net income (loss), the most directly comparable GAAP measure, to Adjusted Net Income and Adjusted Earnings Per Share for the three months and years ended December 31, 2021 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
(in thousands, except per share amounts)
Net income (loss)	$2,704	$(7,700)	$(18,527)	$19,410
Income tax (benefit) provision	(2,381)	(4,252)	(10,461)	8,706
Income (loss) before income taxes	323	(11,952)	(28,988)	28,116
Amortization of acquired intangible assets	13,545	10,753	52,777	48,783
Stock-based compensation	5,344	6,381	32,580	23,805
Loss on extinguishment of debt	—	3,673	—	3,673
Transaction expenses(1)	4,292	4,902	43,046	11,493
Restructuring(2)	655	5,112	4,915	9,024
Technology Transformation(3)	3,950	3,728	13,088	16,794
Settlements impacting comparability(4)	468	3,106	468	3,319
(Gain) loss on interest rate swaps(5)	(168)	—	31	(297)
Other(6)	298	978	1,123	(111)
Adjusted Net Income before income tax effect	28,707	26,680	119,040	144,599
Income tax effect(7)	6,123	6,206	26,808	38,054
Adjusted Net Income	$22,584	$20,474	$92,232	$106,545
Net income (loss) per share-basic	$0.03	$(0.08)	$(0.21)	$0.21
Net income (loss) per share-diluted	0.03	(0.07)	(0.21)	0.20
Adjusted Earnings Per Share-basic	0.24	0.22	1.02	1.13
Adjusted Earnings Per Share-diluted	0.23	0.21	0.97	1.08

______________________
(1)Consists of transaction expenses related to M&A, associated earn-outs, investor management fees, costs related to the preparation of the IPO, one-time public company transition expenses and fees associated with financing transactions.
(2)Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. During 2020, we executed an extensive restructuring program, significantly strengthening our management team and creating a client facing industry-specific Vertical organization. This program was completed by the end of 2020 and the final costs related to this program were incurred through the first quarter of 2021. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation.
(3)Includes costs related to technology modernization and acquisition-related technology integration and migration efforts. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems, and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure.
(4)Consists of non-recurring settlements and the related legal fees impacting comparability.
(5)Consists of loss (gain) on interest rate swaps. See “Part II. Item 7A. Quantitative and Qualitative Disclosures about Market Risk— Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information on interest rate swaps.
(6)Consists of costs related to a local government mandate in India, (gain) loss on foreign currency transactions, impairment of capitalized software and other costs outside of the ordinary course of business.
(7)Normalized effective tax rates of 22.5% and 26.3% have been used to compute Adjusted Net Income for the 2021 and 2022 periods, respectively. As of December 31, 2022, we had net operating loss carryforwards of approximately $16.3 million for federal income tax purposes and deferred tax assets of approximately $6.3 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with US GAAP, and from the normalized rate shown above.

The following table reconciles net income (loss) per share, the most directly comparable GAAP measure, to Adjusted Earnings Per Share for the three months and years ended December 31, 2021 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2021	2022	2021	2022
Net income (loss)	$2,704	$(7,700)	$(18,527)	$19,410
Less: Undistributed amounts allocated to participating securities	—	—	—	—
Undistributed losses (income) allocated to stockholders	$2,704	$(7,700)	$(18,527)	$19,410

Weighted average number of shares outstanding – basic	93,963,227	94,080,123	90,218,386	94,052,435
Weighted average number of shares outstanding – diluted	99,690,693	94,080,123	90,218,386	98,866,004
Net income (loss) per share – basic	$0.03	$(0.08)	$(0.21)	$0.21
Net income (loss) per share – diluted	0.03	(0.08)	(0.21)	0.20

Adjusted Net Income	$22,584	$20,474	$92,232	$106,545
Less: Undistributed amounts allocated to participating securities	—	—	—	—
Undistributed adjusted earnings allocated to stockholders	$22,584	$20,474	$92,232	$106,545

Weighted average number of shares outstanding – basic	93,963,227	94,080,123	90,218,386	94,052,435
Weighted average number of shares outstanding – diluted	99,690,693	97,812,339	95,082,550	98,866,004
Adjusted Earnings Per Share - basic	$0.24	$0.22	$1.02	$1.13
Adjusted Earnings Per Share - diluted	0.23	0.21	0.97	1.08

The following table presents the calculation of Adjusted Diluted Earnings Per Share for the three months and years ended December 31, 2021 and 2022.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2022	2021	2022
Net income (loss) per share – diluted	$0.03	$(0.08)	$(0.21)	$0.20
Adjusted Net Income adjustments per share
Income tax (benefit) provision	(0.02)	(0.04)	(0.11)	0.09
Amortization of acquired intangible assets	0.14	0.11	0.56	0.49
Stock-based compensation	0.05	0.06	0.34	0.24
Loss on extinguishment of debt	—	0.04	—	0.04
Transaction expenses(1)	0.04	0.05	0.46	0.12
Restructuring(2)	0.01	0.05	0.05	0.09
Technology Transformation(3)	0.04	0.04	0.14	0.17
Settlements impacting comparability(4)	—	0.03	0.01	0.03
(Gain) loss on interest rate swaps(5)	—	—	—	(0.01)
Other(6)	—	0.01	0.01	—
Income tax effect(7)	(0.06)	(0.06)	(0.28)	(0.38)
Adjusted Earnings Per Share - diluted	$0.23	$0.21	$0.97	$1.08

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding – diluted (GAAP)	99,690,693	94,080,123	90,218,386	98,866,004
Options not included in weighted average number of shares outstanding – diluted (GAAP) (using treasury stock method)	—	3,732,216	4,864,164	—
Weighted average number of shares outstanding – diluted (non-GAAP) (using treasury stock method)	99,690,693	97,812,339	95,082,550	98,866,004

______________________
(1) Consists of transaction expenses related to M&A, associated earn-outs, investor management fees, costs related to the preparation of the IPO, one-time public company transition expenses and fees associated with financing transactions.

(2) Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. During 2020, we executed an extensive restructuring program, significantly strengthening our management team and creating a client facing industry-specific Vertical organization. This program was completed by the end of 2020 and the final costs related to this program were incurred through the first quarter of 2021. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation.

(3) Includes costs related to technology modernization and acquisition-related technology integration and migration efforts. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems, and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure.

(4) Consists of non-recurring settlements and the related legal fees impacting comparability.

(5) Consists of gain (loss) on interest rate swaps. See “Part II. Item 7A. Quantitative and Qualitative Disclosures about Market Risk— Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2022 for additional information on interest rate swaps.

(6) Consists of loss (gain) on foreign currency transactions, impairment of capitalized software and other costs outside of the ordinary course of business.

(7) Normalized effective tax rates of 22.5% and 26.3% have been used to compute Adjusted Net Income for the 2021 and 2022 periods, respectively. As of December 31, 2022, we had net operating loss carryforwards of approximately $16.3 million for federal income tax purposes and deferred tax assets of approximately $6.3 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with US GAAP, and from the normalized rate shown above.

For further detail, see the footnotes to Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2022.

The following table reconciles net cash flow provided by operating activities, the most directly comparable GAAP measure, to Adjusted Free Cash Flow for the years ended December 31, 2021 and 2022. For the year ended December 31, 2021, Adjusted Free Cash Flow included adjustments for one-time, non-operating cash expenses related to the IPO.

	Year Ended December 31,
(in thousands)	2021	2022
Net Cash provided by Operating Activities	$68,605	$104,263
Total IPO adjustments(1)	$34,777	$—
Purchases of intangible assets and capitalized software	$(15,860)	$(15,689)
Purchases of property and equipment	$(3,234)	$(4,498)
Adjusted Free Cash Flow	$84,288	$84,076

______________________
(1) Includes one-time, non-operating cash expenses related to the IPO. Costs for the year ended December 31, 2021 include $34.8 million of professional fees incurred in preparation of the IPO. Total IPO adjustments for the year ended December 31, 2021 include $16.8 million of contractual compensation payments to former executives (of which $15.6 million was funded by certain stockholders), $7.5 million final settlement of investor management fees in connection with the MSA and $10.5 million related primarily to professional fees and other expenses incurred for the preparation of the IPO.